Exhibit 23.2

KPMG LLP
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Telephone (604) 691-3000
Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated April 27, 2017, on the financial statements of MacDonald, Dettwiler and Associates Ltd., which comprise the consolidated balance sheets as at December 31, 2016 and December 31, 2015, the consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and notes, comprising a summary of significant accounting policies and other explanatory information, incorporated by reference herein.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

October 5, 2017

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.